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                                                                  Exhibit (p)(4)













                         [BARING ASSET MANAGEMENT LOGO]





                             BARING ASSET MANAGEMENT

                                 CODE OF ETHICS



























4 January 2000
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                     BARING ASSET MANAGEMENT: CODE OF ETHICS

                                IMPORTANT NOTICE

THIS DOCUMENT CONSTITUTES THE "CODE OF ETHICS" APPLICABLE TO BARING ASSET MANAGEMENT LIMITED, BARING INTERNATIONAL INVESTMENT LIMITED, BARING INTERNATIONAL INVESTMENT MANAGEMENT LIMITED, BARING FUND MANAGERS LIMITED, RAVENSBOURNE REGISTRATION SERVICES LIMITED, BARING PRIVATE INVESTMENT MANAGEMENT LIMITED AND BARING INVESTMENT SERVICES LIMITED ("GROUP COMPANIES"). THIS CODE IS REQUIRED TO BE ADHERED TO BY STAFF EMPLOYED BY, OR ACTING ON BEHALF OF, ALL GROUP COMPANIES.

IT SHOULD BE NOTED THAT UNDER THE US REQUIREMENTS APPLICABLE TO BARING INTERNATIONAL INVESTMENT LIMITED ("BII") IN ITS ROLE AS INVESTMENT ADVISOR TO US-REGISTERED 1940 COMPANIES ("1940 ACT CLIENTS"), ANY MATERIAL BREACH OF THIS CODE BY "ACCESS PERSONS" (REFER BELOW FOR DEFINITION) MUST BE REPORTED BY THE COMPLIANCE DEPARTMENT TO THE BOARD OF DIRECTORS OF THE RELEVANT 1940 ACT CLIENT ON AT LEAST AN ANNUAL BASIS. ADDITIONALLY, UNDER THE SEC'S RULES, THIS CODE OF ETHICS WILL BE REQUIRED TO BE REVIEWED AND APPROVED BY EACH 1940 ACT CLIENT TOGETHER WITH ANY MATERIAL CHANGE MADE TO THE CODE THEREAFTER AND, A COPY OF THIS CODE WILL BE REQUIRED TO BE FILED BY THE 1940 ACT CLIENT WITH THE SEC. FURTHERMORE, FROM THE YEAR 2000, THE BOARD OF EACH 1940 ACT CLIENT MUST RECEIVE FROM THE COMPLIANCE DEPARTMENT, ANNUAL REPORTS REGARDING ANY PROBLEMS WHICH MAY HAVE ARISEN UNDER THIS CODE, INCLUDING MATERIAL VIOLATIONS, DURING THE PREVIOUS YEAR AND MUST PROVIDE A CERTIFICATION TO EACH 1940 ACT CLIENT THAT THIS CODE CONTAINS PROCEDURES REASONABLY NECESSARY TO PREVENT ACCESS PERSONS FROM BREACHING THE CODE.

IF ANY MEMBER OF STAFF OF A GROUP COMPANY HAS ANY QUERY OR DOUBT REGARDING ANY ITEM SET OUT IN THIS CODE OR WHETHER IT APPLIES IN ANY PARTICULAR CIRCUMSTANCE, HE/SHE SHOULD CONSULT ONE OF THE COMPLIANCE OFFICERS.

                     DEFINITIONS OF TERMS USED IN THIS CODE

In this Code, the following terms have the meaning ascribed to them:

"ACCESS PERSON" means any Account Manager of 1940 Act clients of BII, all members of SITs (including their Assistants), all Dealers, all members of Portfolio Control, Directors of BII and any other member of staff who in the ordinary course of business makes decisions regarding, participates in, or obtains information about, intended investment transactions to be effected for any 1940 Act client.

"BAM GROUP" means Baring Asset Management Holdings Limited and any of its subsidiaries.

"BII" means Baring International Investment limited.

"GROUP" and/or "GROUP COMPANIES" means BII, Baring Asset Management Limited, Baring International Investment Management Limited, Baring Fund Managers Limited, Ravensbourne Registration Services Limited; Baring Private Investment Management limited and Baring Investment Services Limited.

"COMPLIANCE DEPARTMENT", "COMPLIANCE OFFICER/MANAGER" and "LOCAL COMPLIANCE OFFICER" means the Group London Compliance Department and a Compliance Officer or Compliance Manager of that Department.

"EMPLOYEE", "STAFF" or "YOU" means any Director, employee, contractor and part-time or temporary employee of a Group company.

"ING GROUP" means companies within the ING Group of which the ultimate parent company is Internationale Nederlanden Groep NV.

"SEC" means the Securities and Exchange Commission of the USA.

"SIT" means the Specialist Investment Teams of the Group.

"1940 ACT CLIENTS" means clients of BII which are US-registered 1940 companies.


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                     BARING ASSET MANAGEMENT: CODE OF ETHICS

                    SECTION A: PERSONAL ACCOUNT DEALING RULES

1.       INTRODUCTION

1.1 The procedures set out in this section A form the basis on which staff of Group companies (including Directors) are permitted to trade in any Investment. Contractors, secondees and temporary/part-time staff are also subject to these rules and are required to comply with them. THESE PROCEDURES REPLACE ALL PREVIOUS INSTRUCTIONS. If you have any queries or if you are in any doubt about whether a particular transaction is permitted, you should consult one of the Compliance Officers. Any amendments to these procedures will be notified to you and the procedures as varied must be complied with from the specified effective date. Definitions of certain terms used in this Code are set out at the commencement of this document and definitions of other terms used specifically in this section A are set out in rule 9 below.

1.2 The Group allows its employees to deal on their own account on the basis that employees will not trade to the disadvantage of the Group's clients, abuse their trust and responsibility or take inappropriate advantage of their position. You are reminded that your principal responsibility is to attend to the Group's business and that your personal business (without exception) must be subordinated to the interests of the Group and its clients. YOU ARE BOUND BY THESE PERSONAL ACCOUNT DEALING RULES AND ARE REQUIRED TO OBSERVE THEM AS A TERM OF YOUR CONTRACT OF EMPLOYMENT. PERSONAL ACCOUNT DEALING IS PERMITTED ONLY IN THE CIRCUMSTANCES AND IN ACCORDANCE WITH THE PROCEDURES SET OUT BELOW. IT IS ESSENTIAL THAT YOU FAMILIARISE YOURSELF WITH THESE PROCEDURES.

1.3 TRADING WHILE IN POSSESSION OF INSIDE INFORMATION OR PASSING INSIDE INFORMATION TO OTHERS, OR PROCURING OTHERS TO TRADE WHILE IN POSSESSION OF INSIDE INFORMATION ARE CRIMINAL OFFENCES UNDER PART V OF THE CRIMINAL JUSTICE ACT 1993, A BRIEF SUMMARY OF WHICH IS SET OUT IN APPENDIX 1. IT SHOULD ALSO BE NOTED THAT UNDER THE CORE CONDUCT OF BUSINESS RULES OF THE FINANCIAL SERVICES AUTHORITY, THERE IS A CIVIL REMEDY AGAINST ANYONE (FIRM OR EMPLOYEE) SUBJECT TO THESE RULES WHO DEALS AS AN INSIDER. INSIDER TRADING IS ALSO PROHIBITED UNDER THE LAWS OF OTHER JURISDICTIONS AND BREACHES CAN GIVE RISE TO BOTH CRIMINAL AND CIVIL PROCEEDINGS UNDER SUCH LEGISLATION. THE DRUG TRAFFICKING ACT 1994 CONTAINS STRINGENT ANTI-MONEY LAUNDERING LAWS AND IMPOSES TOUGH AND COMPLICATED RESPONSIBILITIES ON INDIVIDUALS AND, THEREFORE, IT IS ESSENTIAL THAT YOU ARE AWARE OF YOUR OBLIGATIONS AND COMPLY WITH THE GROUP POLICY AND PROCEDURES GOVERNING MONEY LAUNDERING DETERRENCE.

1.4 You must treat as confidential all documentation and information of a sensitive nature including information relating to clients and any matter relating to the BAM Group. You must take all reasonable steps to ensure that such information and documentation is not divulged to anyone without the prior written consent of the client or a Director of the relevant BAM Group company. The obligation of confidentiality continues after an employee has left the employment of the Group for whatever reason. If you are not certain about what is or is not confidential, you should check beforehand with a member of the Legal and Compliance Department.

         Confidential matters must not be used for any kind of Personal Account Dealing. You must also be aware of and observe the Group Policy on Conflicts of Interest and Chinese Walls relating to prevention of the passing of confidential or price-sensitive information from one department or company of the BAM Group to another.

1.5 FAILURE TO OBSERVE THESE PERSONAL ACCOUNT DEALING RULES MAY BE CONSIDERED AS GROUNDS FOR DISCIPLINARY ACTION AND A BREACH MAY BE TREATED AS GROSS MISCONDUCT LEADING TO SUMMARY DISMISSAL. IN ADDITION, A TRANSACTION EXECUTED IN BREACH OF THE RULES MAY BE REQUIRED TO BE CANCELLED OR REVERSED, IN WHICH CASE ANY PROFIT REALISED WILL BE REQUIRED TO BE GIVEN TO CHARITY (DISGORGED) AS DIRECTED BY THE GROUP, AND ANY LOSS WILL BE BORNE BY THE EMPLOYEE.


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                     BARING ASSET MANAGEMENT: CODE OF ETHICS

2.       SUMMARY OF REQUIREMENTS

2.1 Set out below is a summary of the salient requirements of these Personal Account Dealing Rules. However, you must read this entire document and adhere to all the rules.

         (a) Every new member of staff who is an Access Person is required WITHIN 10 DAYS AFTER JOINING the Group to provide details of all Investments beneficially owned by him/her and any Connected Person. Thereafter, each Access Person must provide the quarterly and annual reports referred to in rule 5.7 below.

         (b) Unless an exemption applies (refer to rule 3 below), for each Personal Account Dealing transaction in any Investment:

                  (i) prior clearance for the trade is required to be obtained from a Compliance Officer or Compliance Manager; and
                  (ii) the Compliance Department must receive a duplicate trade confirmation/contract note/statement DIRECTLY from the Broker. The Broker must be given standing instructions to send duplicate statements/contract notes/confirmations to the Compliance Department.

         (c) All Personal Account Dealing transactions may be executed through a Broker of your choice.

3.       SPECIFIC EXEMPTIONS FOR CERTAIN TRANSACTIONS/ARRANGEMENTS

3.1 Unless specified to the contrary, subject to compliance with the other provisions of these Personal Account Dealing Rules, you are not required to comply with rules 4.1 and 5.1 below (prior permission and arrangements for duplicate trade confirmations to be provided by the Broker to the Compliance Department) in respect of transactions or arrangements outlined below in this Rule 3, in relation to which general permission to trade is provided to you.

3.2 Dealings in Unit Trusts and other unlisted open-ended Mutual Funds ("Funds"). However, this exemption is not available to Access Persons in respect of Funds which are managed, administered or sponsored by a BAM Group company, an ING Group or other affiliate of an ING Group.

3.3 Life insurance policies and pension schemes provided that you do not give execution instructions or advise on any particular transaction in Investments within the policy or scheme.

3.4 Spot foreign exchange. It should be noted that this exemption does not apply to forward foreign exchange transactions.

3.5 Provided that a copy of the written instruction to the Broker is sent to the Compliance Department, you may enter into any arrangement under which Investments are: (a) purchased pursuant to regular standing order or direct debit arrangements; (b) acquired by way of a standing election to reinvest dividends or other distributions received; and (c) acquired pursuant to a standing election to receive shares in place of a cash dividend.

3.6 Transactions effected by an external fund manager for a portfolio managed by that firm on a fully discretionary basis. Refer to rule 4.2 below.

3.7 Transactions effected for a discretionary managed Individual Savings Account ("ISA") (refer to rule 4.3 below) or Personal Equity Plan ("PEP") which invests in a single company or security. This exemption does not apply to self-select ISAs or PEPs where you may select the Investments. It should be noted that no new subscriptions into a PEP are permitted to be made.

3.8 Applications for participation in initial public offers. However, this exemption is not available to Access Persons in respect of proposed participation in Investments registered for public offer in the United States.


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                     BARING ASSET MANAGEMENT: CODE OF ETHICS

         It should be noted that this exemption is not available to any member of staff for any proposed participation in a private placement.

4.       ARRANGEMENTS WITH BROKERS

4.1 Before you commence dealing in any Investments either for your own account or the account of a Connected Person, you must set up an account with a Broker of your choice. The Broker must be notified in writing that you are a Director/employee of Baring Asset Management and that a copy of the contract note or confirmation for each transaction must be sent (at the same time that the original is sent) to the Compliance Department at Baring Asset Management, 155 Bishopsgate, London, EC2M 3XY.

4.2 If you intend to place funds under discretionary management with an external fund manager you must provide to the Compliance Department the following details in writing: (a) the name of the firm; (b) confirmation that the account will be managed exclusively at the discretion of that firm without any consultation with, or instruction from, you on individual investment decisions (i.e. the account must be managed entirely at that firm's discretion); (c) a copy of the agreement with, or instructions to, the fund manager to verify that the account is managed by the external firm on a fully discretionary basis;
         (d) a copy of a letter to the fund manager informing it that you are a Director/employee of Baring Asset Management and that the Group's approval of the arrangements is dependent upon you not being made aware of investment decisions until after transactions are effected; (e) a copy of the fund manager's acknowledgement to the letter referred to in
         (d) above; and (f) any notice of termination of any such arrangement. If you are an employee who falls within rules 6.2 or 6.3 below, you should consult a Compliance Officer in order to cover notification required to the external firm regarding prohibitions on dealing for the account during close periods in ING Group Investments or the specified closed-end Funds managed or administered by the BAM Group, as applicable.

4.3 If you intend to open a discretionary managed Individual Savings Account ("ISA"), you must provide to the Compliance Department the following details in writing: (a) the name of the ISA Manager; (b) confirmation that the ISA will be managed exclusively at the discretion of the ISA Manager without any consultation with or instruction from you on individual investment decisions; (c) a copy of the ISA application form or instructions sent to the ISA Manager to verify that the account is managed by the ISA Manager on a fully discretionary basis; (d) a copy of a letter to the ISA Manager informing it that you are a Director/employee of Baring Asset Management and that BAM's approval of the arrangements is dependent upon you not being made aware of investment decisions until after transactions are effected; (e) a copy of the ISA Manager's acknowledgement to the letter referred to in
         (d) above; (f) any notice of termination of any such arrangement.

5.       CLEARANCE, REPORTING & RELATED PROCEDURES

5.1 Unless the Investment or transaction is exempted under rule 3 above, BEFORE dealing for your own account or for an account within rule 9.7, you must obtain the written consent of a Compliance Officer or a Compliance Manager. You must enter the details relating to the order to be executed on a Staff Dealing Authorisation Form (this form is contained in the Group Compliance Manual and copies are also available from the Compliance Department). Any such permission requested by a Compliance Officer or Compliance Manager must be authorised by his/her line manager and, in the case of the BAM Group Head of Legal & Compliance, by the Head of Compliance: UK and Continental Europe and the Deputy BAM Group Chairman & Chief Operating Officer.

         Subject to rule 5.2 below, provided that the relevant investment team(s) and the dealers have confirmed to the Compliance Officer/Manager that there are no transactions being executed and no decision has been made to deal in the same Investment for a BAM Group client, the trade will be authorised by the Compliance Officer/Manager. When giving permission, the Compliance Officer/Manager will countersign the Form and insert the date and time permission was given. The Compliance Department will keep the authorised Form and a copy will be given to the employee. The Compliance Officer/Manager may seek confirmation of relevant facts relating to the proposed transaction.


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                     BARING ASSET MANAGEMENT: CODE OF ETHICS

         In the event that you are not in the office on the day a trade is to be undertaken, you must telephone a Compliance Officer/Manager for permission to be arranged and documented as required above. The Compliance Officer/Manager must complete the Staff Dealing Authorisation Form during the telephone conversation.

5.2      (a)      Unless the specific written consent of a Compliance Officer is obtained, permission to deal will be refused for three days either side of the date(s) on which a BAM Group company has decided to deal, is dealing or has dealt in the same
                  Investment (or related Investment, such as warrants or options), for a BAM Group client (consequently, a "blackout period" of seven days applies). AS A RESULT OF THIS POLICY,
                  EMPLOYEES MAY NOT BE ABLE TO LIQUIDATE INVESTMENTS IN A TIMELY
                  FASHION AND MUST THEREFORE BE PREPARED TO BEAR THE HOLDING
                  RISKS OF AN INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

         (b)      Any consent provided by a Compliance Officer under rule 5.2
                  (a) above can only be given in exceptional circumstances and subject to the Compliance Officer being satisfied that:

                  (i) the proposed transaction could not reasonably be expected to disadvantage any BAM Group clients and, ordinarily, only where the staff member has made a continuing good faith effort to comply with these Personal Account Dealing Rules in respect of the denied transaction. Permission is more likely to be granted in respect of Personal Account trades involving a small amount of Investments in an issuer that has a very high average daily trading volume, such that the staff member's transaction will not materially affect the price of those Investments; and
                  (ii) the staff member has no involvement in, and no access to, the investment decision making, formulation of investment strategy or making of any investment recommendations to any client for whom the BAM Group has decided to deal, is dealing or has dealt in the same Investment.

                  The Compliance Officer is required to make a full and detailed record of any consent given under this provision and the note must include the reasons as to why he/she is satisfied that the requirements of this rule 5.2 (b) have been satisfied.

5.3 Before seeking permission to trade, you must ensure that you have the required funds, and in the case of a sale of a security, the security is available for immediate delivery.

5.4 The permission remains valid for 24 hours after it has been granted and, in respect of permission given on the last business day of a week, until the end of the next trading session for transactions in markets where the Group London office does not deal. Once permission is obtained, you are permitted to give the order directly to your Broker.

5.5 All Personal Account Dealing transactions are monitored by the Compliance Department on a daily basis and the Compliance Department checks:

        (a) that each Personal Account Dealing transaction has been properly authorised and reconciles the trade against the duplicate trade confirmation received from the Broker; and
        (b) client trades executed by the Group in the same Investment to ensure that there is no evidence of front-running or back-trading; and
        (c) that there are no other breaches of these Personal Account Dealing Rules by Group employees.

         Any unauthorised trades or material/persistent breaches in adhering to these rules will be reported to the BAM Group Chairman, Deputy BAM Group Chairman, BAM Group Head of Human Resources and the employee's Functional Head.

5.6      On a weekly basis, the Compliance Department will provide to each:


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                     BARING ASSET MANAGEMENT: CODE OF ETHICS

         (a) Functional Head, details of trades undertaken by staff within his/her responsibility; and
         (b) Head of relevant SIT, details of trades undertaken by Group staff in Investments within the scope of that SIT.

         Each such report must be treated by the Functional and SIT Heads as confidential information, signed to acknowledge receipt of the details and acceptance of the trades and returned to the local Compliance Department.

5.7      Staff who are "Access Persons" are required under US regulations to:

         (a) provide, within 10 days after joining, details of all existing Investments in which he/she and any Connected Person has a direct or indirect beneficial interest (this form is available from the Human Resources or Compliance Departments);
         (b) complete a quarterly report setting out details of each transaction undertaken during the relevant quarter as a result of which his/her Connected Persons acquired a direct or indirect beneficial interest in an Investment. These quarterly reports are required to be returned to the Compliance Department within 10 days after the end of the relevant quarter; and
         (c) complete an annual statement setting out details of Investments in which he/she and any Connected Persons have a direct or indirect beneficial interest as at December 31 of the preceding year. These annual reports must be completed and returned to the Compliance Department by January 30 of each year.

         The Compliance Department maintains a list of Group staff who are Access Persons and therefore subject to the above requirements and is responsible for sending the forms mentioned in paragraphs (b) and (c) above to the relevant staff members. The Compliance Department will inform the relevant members of staff who are covered by paragraphs (b) and (c) that they are Access Persons and up-date the Access Persons list as and when required. The Human Resources Department will provide to a new joiner who is an Access Person the form required for purposes of paragraph (a) above and the completed form is required to be returned to the Compliance Department.

         The above mentioned reports completed by each Access Person are required under US regulations to be reviewed by appropriate Group Management or Compliance personnel. Transactions effected by all Group staff are reviewed by a Compliance Officer/Compliance Manager, the Functional Head of the Access Person and the relevant SIT Head (or his/her designates). In respect of the initial and annual reports completed by each Access Person under paragraphs (a) and (c) above, it is Group policy that such reports are reconciled to, and reviewed against, the other above mentioned periodic reports provided by an Access Person in the event of there being any irregularities or discrepancies noted by a Compliance Officer/Manager, the Functional Head and/or the relevant SIT Head. Employees should be aware that in reviewing the above mentioned reports submitted by them, their Personal Account Dealing trades will be compared with trades executed on behalf of clients and contract notes, statements, trade confirmations, and other information received by the Compliance Department will also be used to monitor and review Personal Account Dealing for compliance with this Code. The Compliance Department may initiate inquiries of employees regarding personal account trading. Employees are required to co-operate with such inquiries and any review procedures used by the Group. An employee's refusal to co-operate in such inquiries may result in disciplinary action, including dismissal.

5.8 The BAM Group Chairman, Deputy BAM Group Chairman and your Functional Head may, despite the procedure for permissions outlined in rule 5.1 above, require that the number of transactions being undertaken by you be reduced if, in his/her opinion, such transactions are affecting your contribution to the work of your Department or for any other reason.

6. RESTRICTIONS ON TRADING IN ING GROUP INVESTMENTS AND CERTAIN FUNDS MANAGED OR ADMINISTERED BY THE BAM GROUP


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                     BARING ASSET MANAGEMENT: CODE OF ETHICS

6.1 If the restrictions set out below apply to you, you should encourage your spouse or any Connected Person to abide by the spirit of these restrictions. The restrictions apply to any dealing by you on behalf of your spouse or a child under the age of 21.

6.2 In respect of Personal Account Dealings in any ING Group Investments (such as shares, options or warrants on such shares and bonds issued by the ING Group), there are four 'close periods' (related to the publication of interim and annual results of the ING Group) during which certain categories of staff are prohibited from dealing in such Investments. The close periods for each calendar year are contained in the Compliance Manual. Personal Account Dealings outside a close period are permitted provided that the person is not in possession of Inside Information and has completed an "ING Group Investments Notification Form" relating to such transactions (which is additional to the requirement for completion and approval of a transaction by using a Staff Dealing Authorisation Form). The ING Group Investments Notification Form is available from the Compliance Department.

         During the above mentioned close periods, the following transactions
         are prohibited: (a) exercise       of employee share options in any ING
         Group shares; (b) any dealings in ING Group Investments by any member of an ING Barings Executive Committee; (c) any dealings in ING Group Investments by any member of the ING (Amsterdam) Controllers Committee.

6.3 If you are a Director, or concerned with the management or bookkeeping, of Baring Emerging Europe Trust plc, Tribune Trust plc, Wigmore Property Investment Trust plc, The Baring Chrysalis Fund Ltd, The Baring Puma Fund Ltd and The Simba Fund Ltd, you are prohibited from dealing in the Investments of these companies during the close periods relating to these Funds. Notices specifying the relevant close periods will be put on notice boards on each floor of the office and the individuals who are subject to these restrictions will also receive a copy of each such notification.

6.4 You and any Connected Person may not sell within 90 days after the first official date of dealings any security acquired in any offer for sale/placing made by a member of the ING Group.

6.5 If you wish to deal in BAM Group unit trusts you are given the benefit of a discounted price when purchasing units but you are expected to retain the units for a minimum of 90 days unless you wish to switch the investment into another BAM Group unit trust.

7.       UNREASONABLE TRADING

7.1      You must not undertake any transactions which:

         (a) commit you to a financial liability which you are not able to meet from readily available funds or otherwise which are not commensurate with, or over-extend, your financial resources;
         (b) may affect your good standing and reputation or that of the ING and the BAM Group; or
         (c) reduce your contribution to the work of your department and/or affects your duties to the Group or its' clients.

7.2 Group companies reserve the right, in any event, to require an employee to close out or reverse a transaction.


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                     BARING ASSET MANAGEMENT: CODE OF ETHICS

8.       GENERAL PROHIBITIONS AND RESTRICTIONS

8.1 Intra-day trading (buying and selling an Investment on the same day), short selling (selling Investments which you do not own), including writing an uncovered option on a security, are prohibited unless the prior permission of the Compliance Officer is obtained for the specific trade. Permission will usually be denied unless extenuating circumstances apply.

8.2 You must not request or accept from a Broker any credit or special trading facilities in connection with a transaction.

8.3 In determining whether to give or refuse permission for participation in private placements and, in respect of Access Persons, in initial public offerings of Investments registered for public offer in the United States, the Compliance Officer will take into account the following important factors:

         (a) whether the employee could influence the issuer or broker to the offer and whether the investment opportunity is otherwise being offered to the employee by virtue of his position with the Group;
         (b) whether there is any conflict of interest in the proposed investment by the employee; and
         (c) where investment in the relevant security has been, or is to be, made by the BAM Group for clients, whether the investment opportunity should be reserved for clients.

         Where permission has been given to an Access Person to participate in an initial public offer in respect of proposed participation in Investments registered for public offer in the United States or a private placement, the Compliance Officer must record such approval and the reasons for granting permission.

         Access Persons who have previously been given permission to participate in any initial public offer or private placement must notify the Compliance Officer in the event that there is any subsequent proposal to purchase a security of the same issuer for any 1940 Act client. In such circumstances, the proposal to purchase the relevant security for a 1940 Act client must be subject to independent review by a member of investment staff who does not have any personal interest or conflict in relation to the proposed purchase for the 1940 Act client.

8.4 You must not, either solely or jointly with others, make multiple applications for any security offered for sale and should note that the making of such multiple applications is usually treated as a criminal offence.

8.5 You must not trade in an Investment at a time or in a manner which you know, or should know, is likely to have an adverse effect on the particular interests of any client of the BAM Group. Employees must not carry out any dealings in any Investment where they know or should know that a BAM Group company is about to take similar action, or is in the course of dealing, on behalf of BAM Group clients or otherwise in circumstances where there is any actual or potential conflict of interest.

8.6 Unless specific written prior permission is obtained from a Compliance Officer, you must not undertake any transaction in Investments directly with any client of the BAM Group unless the client is a broker. Permission will be denied unless the client is the spouse, co-habitant or infant child of the employee.

8.7 There may be periods during which you will not be permitted to trade in certain Investments as a result of the involvement of another ING Group company in a particular transaction, for example, as an adviser and/or sponsoring broker to new issues and public company take-overs or other involvement which cannot be disclosed. Accordingly, the right is reserved on behalf of the Group to prohibit certain Personal Account Dealings in order to prevent possible conflicts of interests. A senior Compliance Officer has the authority to refuse any transaction without explanation. You may not disclose to anyone that such refusal has occurred.

8.8 If you know that an ING Group company intends to publish a research recommendation or a piece of research or analysis, or other information on an Investment which could reasonably be expected to affect the price of that Investment (or related Investments such as options or warrants), you must not deal in such


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                     BARING ASSET MANAGEMENT: CODE OF ETHICS

         Investments until the recommendation or research has been published and the information has been made public.

8.9 If you are precluded from dealing under the procedures set out in these Personal Account Dealing Rules, you must not (except in the proper course of your employment) counsel or procure any other person to deal or communicate any information or opinion to another person if you know or have reason to believe that the other person will, as a result, deal or counsel or procure someone else to do so.

9.       DEFINITIONS

         The definitions of terms used in this section A are set out below:

9.1 "Broker" means any broker, bank or other organisation which offers a dealing or fund management service in Investments, or which offers retail investment vehicles.

9.2      "Connected Person" means:

         (a) Any company, partnership or other unincorporated body controlled by you or by another person falling within the categories set out below, or in which you or that person has a significant interest.
         (b)      Your spouse or partner.
         (c) Any child under the age 21, wherever resident and children over the age of 21 who normally reside in the household.
         (d)      Any members of your household.
         (e) Any other person who is associated with you by reason of a domestic or business relationship (other than as arises solely because that person is a client of the BAM Group), such that you have influence over that person's judgement as to how to invest his/her funds or exercise any rights attaching to his/her Investments.

9.3 "Functional Head" means the Manager, Head of Department or Director to whom the employee is accountable. Directors are accountable to the BAM Group Chairman or the Deputy Chairman (according to the reporting line of the relevant Director).

9.4 "ING Group Investments" means any shares, options or warrants on such shares, bonds or other instruments issued by any member of the ING Group.

9.5      "Inside Information" is as defined in Appendix 1.

9.6      "Investments" means:

         (a) shares, stock, treasury stock, bonds, debentures, loan stock, debenture stock, convertible stock, warrants, money market instruments, and whether listed or unlisted (including private placements) and whether traded in the UK or abroad; and
         (b) options, futures and contracts for differences. The latter includes options on indices and covered warrants and any instrument which settles on a cash difference. This includes spread betting on any Investments.

         For purposes of any transactions by Access Persons, the term "Investments" also includes applications for participation in public offers of securities registered for public offer in the United States and, trades in unit trusts and other unlisted open-ended mutual funds which are administered, managed or sponsored by the BAM Group, ING Group or any affiliated company

9.7 "Personal Account Dealing" and "Staff Dealing" or any similar expression means transactions in Investments effected by:


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                     BARING ASSET MANAGEMENT: CODE OF ETHICS

         (a) you for your own account (whether the transactions undertaken on such account by you are for your benefit or that of another person);
         (b) you for any other person who has given you, in your personal capacity, permission or authority to transact on their behalf;
         (c) you in your capacity as a personal representative of an estate or as a Trustee of a trust (in or under which there is a significant interest held by you or any person (including a company) associated with you). If you are a Trustee of a trust in which you have no beneficial interest but may or may not be involved in the taking of investment decisions, brief details of such arrangements must be provided to the Compliance Department, including the names of all the Trustees and how investment decisions are made;
         (d) you in your capacity as a personal representative or a Trustee (otherwise than in (c) above), unless, in making the decision to trade, you are relying entirely on the advice of another person from whom it is appropriate to seek advice in the circumstances;
         (e) an Access Person or his/her Connected Person in which he or she directly or indirectly acquires beneficial ownership as defined in Rule 16a-1(a)(2) of the US Exchange Act (a copy of this is set out in the Compliance Manual).


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                     BARING ASSET MANAGEMENT: CODE OF ETHICS

                 SECTION B: PROCEDURES GOVERNING APPOINTMENTS OF
                           DIRECTORSHIPS AND OFFICERS


1.       INTRODUCTION

         This section B sets out the BAM Group's approval procedures governing appointments of BAM Group staff as Directors or Officers of (a) BAM Group companies and (b) BAM Group investment vehicles and any other third party company or vehicle.

2.       BAM GROUP COMPANIES AND ANY LISTED COMPANIES

(a) Any proposal to appoint a person as a Director or Officer of a BAM Group company or any third party publicly traded company must be made in writing by the Head of the BAM Group company/business for which the relevant member of staff works and submitted in the first instance to the Regional Chief Executive responsible for the BAM Group business/company in respect of which the appointment is proposed or to the BAM Group Deputy Chairman. It should be noted that in some cases the Head of the BAM Group company/business is also the Regional Chief Executive. The proposal should be accompanied by all relevant information required to support the case for making the appointment.

(b) It should be noted that under the US Securities and Exchange Commission's rules, certain categories of Group staff are prohibited from accepting the position of a Director of a publicly traded company without prior authorisation from the Group in accordance with these procedures. Any decision to permit such an appointment must be based upon a determination that such appointment would be consistent with the interests of the 1940 Act clients for which a Group company acts as the investment advisor and the shareholders of such 1940 Act clients. Where such an appointment is authorised, the relevant Group member of staff permitted to accept such an appointment must be prevented from making any investment decisions relating to transactions in the securities issued by the publicly traded company through the operation of "Chinese Walls" or other procedures designed to address the potential conflicts of interest.

(c) All appointments of Directors of a BAM Group company and any third party publicly traded company must be approved by the BAM Group Chairman and the Deputy BAM Group Chairman before such an appointment can be made. In respect of any appointments to publicly traded companies, consideration must be given to the matters outlined in (b) above and any other issues relevant to the particular circumstances. If an appointment is approved, the following Departments must be notified before an appointment is made:-

         (i)      BAM Group and local Human Resources Departments;
         (ii) the Local Compliance Officer, who must ensure that any notifications required to be made to, or clearance required from, relevant regulators are processed;
         (iii) the Local Company Secretary, who must ensure that the BAM Group Legal Department is notified in order to ensure that the BAM Group corporate database is amended accordingly.

         It should be noted that any resignations of Directorships or Company Secretaries of BAM Group companies must also be notified to the Departments mentioned in (i) to (iii) above.

3.       BAM GROUP INVESTMENT VEHICLES

         (a) Staff must not undertake any activity which conflicts with the interests of any BAM Group company or its clients. The suitability of a member of staff for an appointment to the Board, or as an Officer, of a BAM Group investment vehicle also has to be considered together with any conflicts which may arise. Accordingly, the Group reserves the right to deny, or impose restrictions on, its staff from undertaking such activities.

         (a) Any member of staff wishing, or nominated, to take on any of the following positions must obtain


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
                     BARING ASSET MANAGEMENT: CODE OF ETHICS

                  the prior approval of the Head of the BAM Group company/business for which the relevant member of staff works:

                  (i) Directorships, Company Secretarial and other official appointments in respect of external investment vehicles, for which the BAM Group provides asset management services;

                  (ii) Directorships, Company Secretarial and other official appointments in respect of investment vehicles established by the BAM Group.

                  The Head of a BAM Group company/business must obtain the prior approval of the Regional Chief Executive for personal appointments.

4.       OTHER EXTERNAL APPOINTMENTS

         (a) Staff must not undertake any activity which conflicts with the interests of any BAM Group company or its clients. The suitability of a member of staff for an appointment to the Board, or as an Officer, of any external investment vehicle or any other external company also has to be considered, together with any conflicts which may arise. Accordingly, the Group reserves the right to deny, or impose restrictions on, its staff from undertaking such activities.

         (b) Any member of staff wishing, or nominated, to take on any of the positions of Directorships, Company Secretarial or other official appointments outside the BAM Group and whether or not related to BAM Group business, must obtain the prior approval of the Head of the BAM Group company/business or, in his absence, the Regional Chief Executive for which the relevant member of staff works.

         (c) The BAM Group recognises the particular need for maintenance of confidentiality and sensitivity owed to third parties. However, prior to giving consent to any appointment, the Head of the relevant BAM Group company/business or, in his absence, the Regional Chief Executive, should ensure that consideration is given to the matters outlined in 4 (a) above and any other issues relevant to the particular circumstances.

         (d) Where an appointment is approved, the local Company Secretary must be informed. The relevant Company Secretary must maintain a corporate database of approved external appointments. In respect of appointments outside the BAM Group which are unrelated to BAM Group business, the local and BAM Group Human Resources Departments must be informed.


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                     BARING ASSET MANAGEMENT: CODE OF ETHICS

         SECTION C: POLICY AND PROCEDURES GOVERNING GIFTS & HOSPITALITY

1.       INTRODUCTION

(a) Compliance with this policy and record-keeping are an integral part of the Group's compliance with regulatory requirements. This Group policy prohibits "inducements". An "inducement" is the "offering or giving, or soliciting or accepting" of gifts and/or hospitality, either in the course of business or otherwise, which significantly conflict with any duties owed by the recipient or his/her employer to clients.

(b) All gifts and hospitality OVER A VALUE OF POUND STERLING 25 (or currency equivalent) either RECEIVED OR DISPENSED must be recorded. Registers must be maintained by appropriate departments and SITs to record such items. Separate registers must be maintained for gifts and hospitality received and gifts and hospitality dispensed.

2.       RESPONSIBILITY FOR MAINTENANCE OF REGISTERS

(a) Although the on-going control of compiling and keeping a register may be delegated, the responsibility for maintaining the registers lies with the persons listed out in Appendix 2.

(b) The register maintained by each department/team will take the form of a spreadsheet held by a designated individual within each department (copies of these are contained in the Compliance Manual and are also available from the Compliance Department). It is the duty of this designated individual to provide the Compliance Department with a monthly spreadsheet detailing all gifts/hospitality received/dispensed over pound sterling 25 value for the previous month.

3. GIFTS/HOSPITALITY HAVING A VALUE OF POUND STERLING 100 OR MORE (OR EQUIVALENT CURRENCY)


3.1      Primary Requirements

(a) Members of staff and their connected persons must ensure that any gifts/hospitality they RECEIVE OR DISPENSE is neither of such an amount (POUND STERLING 100 OR MORE) nor so frequent (ESPECIALLY IF THE SUMS INVOLVED ARE INDIVIDUALLY LESS THAN POUND STERLING 100) as significantly to conflict witH ANY DUTIEs owed by the recipient or his/her employer to clients.

(b) Any member of staff (or any person connected with them by virtue of a family or personal relationship) who dispenses to, or receives from, a BAM Group business contact or potential business contact, gifts/hospitality of any sort having a monetary value of POUND STERLING 100 OR MORE must disclose details of the gift/hospitality on a copy of the declaration form (these are contained in the Compliance Manual and are also available from the Compliance Department) and pass it to his/her Head of Department/Team who will decide, subject to the final approval of the Compliance Officer, whether the gift or hospitality may be received or dispensed, as appropriate.

(c) The form, evidencing authorisation by the Compliance Officer, must be retained in the Gifts/Hospitality Register maintained by the relevant Department/Team. (refer below to "Maintenance of Registers").

3.2      Other Requirements

(a) Gifts deemed unsuitable should be given to charity and recorded as such on the gifts register. In determining whether gifts should be given away to charity, the Head of Department/Team and Compliance Officer should consider carefully the impact on the relationship with the client. The Compliance Officer will co-ordinate the donation of gifts to charity.

(b) Hospitality dispensed includes sports events, art and cultural events, exhibitions, company visits arranged by external parties, lunches and dinners, seminars etc. but excludes lunches with existing clients that are part of the normal meeting schedule.

(c) Reasonable hospitality received by an individual can be accepted. Hospitality must be balanced between


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
                     BARING ASSET MANAGEMENT: CODE OF ETHICS

         clients. There is no monetary guideline but the relevant
         Department/Team should ensure that only reasonable amounts of hospitality are dispensed.

(d) Any hospitality from a company/broker that involves the individual being away from the office should be booked as holiday, unless prior agreement has been obtained. An exception to this is if the invitation is extended by a BAM Group client or prospective client.

(e) With regard to attendance at the annual investment dinner and investment seminars, it is only necessary to record these details in the appropriate register if they are paid for by anyone other than a BAM Group company.

(f) If you are in any doubt either as to what constitutes reasonable gifts/hospitality or whether it may be received or dispensed, you must ask your Head of Department/Team or a Compliance Officer.

4.       POLICY ON TRAVEL COSTS

         There are differing requirements/guidelines issued by regulatory authorities on the acceptability of giving/receiving hospitality and entertainment. Group standard policy is that it will not pay for overseas travel for clients it is entertaining and where Group staff are being entertained, the Group or the member of staff, will pay for any overseas travel. Should Heads of Departments/Teams wish to waive this policy they must do must keep a clear record of their justification and confirmation that in waiving the policy they are not creating or permitting any significant conflict for the recipient of the air travel.

5. GIFTS/HOSPITALITY WITH A VALUE OF POUND STERLING 25 OR MORE (OR CURRENCY EQUIVALENT)

         Approval of the Compliance Officer is not required for Gifts/Entertainment dispensed or received if the value is LESS THAN POUND STERLING 100. However, all Gifts/Hospitality with a value of pound sterling 25 or more must be recorded on the register maintained by each Department/Team. The Head of Department/Team, when reviewing and signing off the monthly register, should consider whether there is any undue frequency of gifts/hospitality with a value of between pound sterling 25 and pound sterling 100. Hospitality received in these circumstances will include broker lunches.

6.       MAINTENANCE OF REGISTERS

(a) Details of all gifts and/or hospitality with a value of pound sterling 25 or more, either given or received, must be recorded by the relevant Department/Team in the appropriate register.

(b) Each donor/recipient must provide details of the gift/hospitality to the holder of the appropriate register.

(c) In respect of gifts/hospitality received the following information must be entered: (i) date of receipt (ii) name of recipient (iii) name of giver (iv) item/event (v) estimated monetary value.

(d) Regarding gifts/hospitality dispensed the following information must be entered: (i) date gift sent/hospitality given (ii) name of recipient
         (iii) name of donor/host (iv) item/event (v) estimated monetary value.

(e) The register must be reviewed and signed off monthly by the relevant Head of Department/Team or by a person of sufficient seniority nominated by the Head of Department/Team (refer to Appendix 2).

7.       REPORTING TO THE COMPLIANCE DEPARTMENT

         Copies of all registers should be Emailed to the Compliance Officer by the 4th business day after the month end. "Nil" returns must also be signed off and copied to the Compliance Department. The registers will be reviewed by members of the Compliance Department on a monthly basis.


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                     BARING ASSET MANAGEMENT: CODE OF ETHICS

                    SECTION D: ANNUAL COMPLIANCE DECLARATION

On an annual basis, each member of Group staff is required to provide an Annual Compliance Declaration to confirm the matters set out below. The Annual Compliance Declaration is sent to staff by the Compliance Department around February of each year and is required to be completed/signed to cover the preceding calendar year. The completed/signed Declaration is required to be returned to the Compliance Department which maintains these records. The Annual Declaration is required for regulatory purposes and the following confirmations are sought:

1)       Code of Ethics

         Confirmation that the staff member recognises that he/she is required to comply with the Group Code of Ethics and has read and understood the Group Code of Ethics. Furthermore, the staff member is required to confirm that in respect of:-

         a) Personal Account Dealings Rules: in the preceding calendar year, any transaction for which prior authorisation was required by him/her in accordance with these Rules was reported to the Compliance Officer and that he/she has complied with all other requirements of the Rules. Where no such reports were made during this period, he/she confirms that no personal account transactions requiring authorisation and/or provision of copy contract notes/statements were undertaken by him/her.

         b) Gifts & Hospitality Procedures: the staff member has complied with these procedures in the preceding calendar year.

         c) Appointments of Directorships & Officers Procedures: in the preceding calendar year he/she has disclosed, and obtained the internal consents required to accept, any directorship, company secretarial or other official position which is within or outside the BAM Group. Where no such disclosure has been made, he/she further confirms that he/she has not held (during the preceding calendar year), and does not currently hold, any such position.

2)       Anti-Money Laundering Procedures

         Confirmation that the staff member has read and understood the Group Anti-Money Laundering Policy and procedures and that in the preceding calendar year he/she has reported any suspicions of Money Laundering to the Money Laundering Reporting Officer.

3)       Personal Details (only applicable to IMRO/FSA registered staff)

         Confirmation that in the preceding calendar year the staff member has notified the Human Resources Department and Compliance Departments of any issue which a reasonable person would consider relevant to his/her fitness and properness to undertake duties on behalf of, and for, the Group and to his/her position as a Registered Individual under the IMRO/FSA Rules.

4) IMRO/FSA Training & Competence Code (only applicable to staff covered by this IMRO/FSA Code)

         Confirmation that if the member of staff is a person to whom the IMRO/FSA Training & Competence Code ("T&C") applies, that in respect of the preceding calendar year he/she has completed and returned to the Human Resources Department the quarterly T&C returns.


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                     BARING ASSET MANAGEMENT: CODE OF ETHICS

5)       Internet & Email Policies

         Confirmation that the staff member has read and understood the Group Policies on Internet and Email use and that he/she has complied with these during the preceding calendar year.

It should be noted that adherence to the Group's procedures on the above matters is a term of the staff member's contract of employment and failure to comply may constitute gross misconduct, which is subject to the Group's formal disciplinary process. If a staff member is unable to sign the Declaration or any parts of it, he/she should contact a Compliance Officer immediately.


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                     BARING ASSET MANAGEMENT: CODE OF ETHICS

                                                                      APPENDIX 1
              SECTION A RULE 1.4: PART V CRIMINAL JUSTICE ACT 1993

1. Set out below is a summary of the provisions of Part V of the Act. If a member of staff would like further details or is in any doubt whether a particular transaction would be prohibited by the Act, he should consult a senior Compliance Officer.
2. In broad terms, it is a breach of the Act for an individual who is an Insider to take advantage of Inside Information by dealing in securities falling within certain categories (shares, debt instruments, including debt instruments issued by or for a government, warrants, depository receipts and any options, futures and contracts for differences related to such securities), or to encourage another person to deal or to disclose information to another person.
3. An Insider is an individual who (a) possesses information which he knows is Inside Information (see Section 4); and (b) knows that the information was acquired from an Inside Source (see Section 7).
4.       Inside Information is information which:

         (a) relates to particular securities or to a particular company or collection of companies (i.e., sectoral information);
         (b)      is specific or precise;
         (c)      is unpublished (i.e., not made public - see Section 6); and
         (d) is significantly price-sensitive in relation to any securities.

5.       Examples of Inside Information include:

         (a)      unannounced annual and half-yearly results and dividends;
         (b)      management information;
         (c)      changes in capital structure;
         (d) material acquisitions or realisation of assets of a group including purchase of securities in other companies or the divesting of existing investments whether in whole or part;
         (e)      possible merger or take-over;
         (f)      any changes in directors;
         (g) any proposed change in the general character or nature of the business of a group;
         (h) any material acquisitions of the capital of a company by another party;
         (i) a new product developed by Company A which will affect the prospects of a competitor, Company B, is Inside Information in respect of the securities of both companies; and
         (j) any other information necessary to enable shareholders and the public to appraise the position of a company and to avoid the establishment of a false market in its securities.

6. In addition to the more conventional meanings of "made public" (such as screen or newspaper announcements) information may (depending upon the facts) be treated as published even if it:

         (a) can only be acquired by the exercise of diligence or expertise;
         (b)      is communicated only to a section of the public;
         (c)      can only be acquired by observation;
         (d)      can only be acquired for a fee; or
         (e)      is published only outside the United Kingdom.

7. A person has information from an Inside Source if, and only if (a) he possesses it through being a director, employee, shareholder of a company or by virtue of his employment; or (b) his direct or indirect source is any of those falling within 7 (a) above.
8. The provisions apply to transactions which employees undertake as part of their duties to the BAM Group or another Connected Company as well as to their personal account dealings. It also covers information which they obtain (directly or indirectly) otherwise than in the course of their employment (e.g., from social contacts) from a person falling within Section 7 (a) above.
9. If employees are precluded from dealing, they are also prohibited from advising or arranging for another person to trade and from passing Inside Information to any other person.


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                     BARING ASSET MANAGEMENT: CODE OF ETHICS

                                                                      APPENDIX 2
                            SECTION C: RULES 2 AND 6

Responsibility for maintaining the registers referred to Section C rests with the persons holding the positions identified below in respect of staff within their respective reporting lines.

(1)      Heads of SITs:

         SPG, Emerging Markets SIT, Fixed Income SIT, European SIT, UK SIT, Private Clients SIT, CIO.

(2)      Heads of each Sales & Client Services Team:

         BAM Group Head of Sales & Client Services, Head of UK Institutional Sales & Client Services, Head of Continental European Sales & Client Services, Head of Middle East, Latin America & Africa Sales & Client Services, Head of UK Mutual Funds Sales & Client Services, Head of Private Clients Sales & Client Services.

(3)      Head of Investment Companies Department

(4)      BAM Group Chairman

(5)      Deputy BAM Group Chairman and Chief Operating Officer

(6)      Head of Trust Department

(7)      BAM Group Head of Central Research Team

(8)      BAM Group Head of Special Projects

(9)      Group Head of Marketing

(10)     BAM Group CEO: Investment Management Group

(11)     UK Head of Financial Services Group

(12)     BAM Group Head of Investment Operations

(13)     BAM Group Head of Human Resources

(14)     BAM Group Head of Information Technology

(15)     BAM Group Head of Finance

(16)     BAM Group Head of Legal and Compliance

(17)     UK Head of Business Services


                                       19